Exhibit 10.14

GENERAL RELEASE IN FULL AND

SETTLEMENT AGREEMENT

DEBORAH L. MCCLENAHAN

INTRODUCTION

1.	In consideration of the mutual promises herein and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, this General Release in Full and Settlement Agreement (hereinafter “Agreement”) is made and entered into by and between Deborah L. McClenahan (hereinafter referred to as “Employee”), and Continental Casualty Company and any parent, subsidiary and affiliate and any of their present, former and future employees, agents, officers, directors, successors and assigns (hereinafter collectively referred to as “Company”).

2.	The Company and Employee now desire to effect a full and final settlement of all matters arising out of or relating in any way to their employment relationship and the termination of that employment relationship without the concession of any liability or fault of any kind or nature on the part of either party.

3.	It is agreed and understood that the Company and Employee deny the existence of any liability of one to the other and that the instant Agreement is intended solely to accomplish a settlement and is not to be construed as an admission of fault or liability of any kind or nature on the part of either party.

TERMINATION PROVISIONS

4.	It is agreed and understood that Employee’s employment with the Company will end on December 30, 2003. It is further agreed and understood that within twenty (20) days after the Company receives this executed agreement or within 20 days after the Employee’s termination date from the Company, whichever occurs later, pursuant to the terms of the Executive Severance Agreement between the Company and Employee dated June 12, 2003 (the “Severance Agreement”), the Company will pay to the Employee the following: (a) $475,000.08, which is equal to one (1) times Employee’s Base Salary in effect at the time of the Covered Termination, (both terms as defined in Section 1 of the Severance Agreement), payable in 12 equal monthly installments; (b) $475,000.08, which is an amount equal to one (1) times the annual target bonus as in effect at the time of the Covered Termination, payable in 12 equal monthly installments; (c) consideration for and payments, if any, under the CNA Annual Incentive Bonus Plan for 2003 will be made in accordance with Company policy; (d) Employee’s termination shall be treated as a termination through retirement, and the Employee shall receive $475,676.00, which represents the final award calculation and payment under the terms of the CNA Re Deferred Profit Sharing Plan; (e) if applicable, any unpaid base salary prorated to the date of Employee’s termination and any previous year’s earned, but unpaid annual bonus. If, however, Employee has received overpayment by the Company (including, but not limited to wages) Employee agrees that the amount of the overpayment will be deducted from the amounts otherwise payable under this Paragraph 4. Further, Employee understands that all corporate charge card balances must be paid in full. Employee agrees that Company may withhold any delinquent charge card balances from amounts paid under this Agreement until all balances due the corporate charge card company have been paid. All payments to Employee under this Paragraph will have deductions for applicable Federal, State and local withholding deductions.

5.	Unless she has already done so, Employee agrees to immediately resign her position as President and Chief Executive Officer, CNA Re Operations, CNA Insurance Companies as well as all positions as an officer or director (including, without limitation, any position as a member of any board of directors) held with any entity related to or affiliated with CNA Financial Corporation.

6.	The Company shall provide Employee continued coverage under the Company’s Employee Health Plan (or HMO) including dental and vision coverage, AD&D, Contributory Life and Dependent life at the employee rate for one year following Employee’s Covered Termination, if Employee was enrolled in any of the aforementioned plans, if Employee should elect to receive such continued coverage, and if Employee makes timely payment of the employee-rate contribution premiums for each of the coverages Employee selects. Employee acknowledges that COBRA eligibility runs concurrently with the continued benefits provided by the Company.

7.	Employee acknowledges and agrees that if Employee accepts any job at Company or any of its affiliates or subsidiaries or provides services in any capacity, directly or indirectly to Company or any of its affiliates or subsidiaries within the severance period identified in paragraph 4, Employee will be required to pay back to Company that portion of the amount of severance pay previously paid to Employee that constituted payment for any period of time that follows Employee’s return to work. If severance has not yet been paid to Employee, none shall be paid or due as a result of Employee’s termination.

8.	Employee acknowledges and agrees that certain of the payments and benefits being provided to Employee pursuant to this Agreement are not normally provided to terminated employees, and that receipt of said payments and benefits constitutes good and valuable consideration for the obligations imposed on Employee by this Agreement.

RELEASE PROVISIONS

9.	Employee, on Employee’s behalf, and on behalf of Employee’s heirs, legal representatives, successors and assigns, hereby releases and forever discharges the Company including any parent, subsidiary and affiliate and any of their present, former or future employees, agents, officers, directors, successors and assigns (hereinafter referred to as the “Released Parties”), to the fullest extent provided by law, from any and all past, present and future matters, claims, grievances, actions, demands, causes of action, accounts, obligations or liabilities arising out of or relating to Employee’s employment or the termination thereof, of every nature and kind whatsoever in law or in equity that Employee now has, ever had, or may ever have from the beginning of time, whether now known or unknown, against the Company or the Released Parties or both, including, but not limited to, any right to salary, bonus, incentive bonus, severance pay or additional compensation, other than those specified in the instant Agreement.

10.	Employee, on Employee’s behalf and on behalf of Employee’s heirs, legal representatives and assigns, covenants (a) not to file any cause of action, claim, counterclaim or cross claim with any federal, state, or local court, tribunal or judicial branch against the Company or the Released Parties or both, arising from or in connection with any claim or cause of action that accrued during Employee’s employment with the Company, (b) except as otherwise provided in Paragraph 11 below, not to file a claim with any local, state or federal governmental agency, department or commission alleging the Company or the Released Parties or both, as a respondent, defendant or participant, and (c) not to accept any relief that might be awarded to Employee by any such local, state or federal governmental agency, department or commission, or any federal, state, or local court, tribunal or judicial branch and (d) not to sue the Company or the Released Parties or both, pursuant to any provision of the United States Code, or any local or state law with respect to any and all matters, claims, grievances, actions, demands, causes of action, accounts, obligations or liabilities released and discharged pursuant to the terms of this Agreement.

11.	Under this Agreement, Employee is releasing any and all claims arising under any federal, state or local laws, including but not limited to those for race, sex, age, disability or any other type of discrimination under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 the Americans with Disabilities Act, the Family Medical Leave Act or any other statutes or common laws governing or relating to the employment relationship or termination thereof. Nothing in this General Release prohibits Employee from filing a charge with the EEOC or participating in any EEOC investigation while accepting the severance pay and other benefits provided herein; however, as set forth in 10 (c) above, Employee agrees not to accept any relief that might be awarded to Employee. If any such relief is nonetheless awarded, Employee acknowledges that Employer may be entitled to recoup an amount equal to the severance pay from any monetary relief awarded to Employee in any proceeding.

12.	Employee agrees that if Employee files any claims or suits in violation of this Agreement, this Agreement shall constitute a bar and complete defense to said claims or suits. Employee further understands and agrees that in the event any suit or claim is filed in violation of this Agreement, Employee shall be required to return the additional pay and benefits received under this Agreement and shall pay all costs and expenses of defense incurred by Company, including but not limited to, reasonable attorney’s fees, incurred by the Company in obtaining a dismissal thereof or otherwise in enforcing this Agreement.

13.	Nothing in this Agreement will affect any future claims or causes of action which may arise after the date this Agreement is signed, nor will it affect any insurance claims or workers compensation claims filed prior to the date of this Agreement. This Agreement will not affect Employee’s rights to retirement benefits to which Employee may be entitled. Further, this Agreement will not affect any state unemployment compensation benefits Employee may be entitled to as a result of the ending of Employee’s employment with the Company.

14.	Employee represents and warrants that Employee is the sole owner of the actual or alleged claims, actions, demands, causes of action, accounts and other matters released herein; that the same have not been assigned, transferred or disposed of in fact, by operation of law or in any manner whatsoever; and that Employee has the full right and power to grant, execute and deliver the releases, undertakings and agreements herein contained.

15.	Employee acknowledges and agrees that this Agreement and the Severance Agreement constitute the entire agreement and understanding between Employee and the Company. Except as otherwise modified by the terms of this Agreement, the parties agree that the terms of the Severance Agreement remain in full force and effect. Employee further acknowledges and agrees that in executing this Agreement, Employee has not relied on any promises or representations other than those set forth in this Agreement. For these reasons, it is important that Employee reads this carefully before signing it. The Company advises Employee to consult with an attorney of Employee’s choice before signing.

CONFIDENTIALITY, SOLICITATION AND NON-INTERFERENCE

16.	The provisions in this Agreement with regard to Confidentiality shall be cumulative to those of any agreement regarding confidentiality which were signed or may be signed by the Employee. If Employee has not already done so,

Employee agrees to be bound by the Company’s Confidentiality, Computer Responsibility and Professional Certification Agreement incorporated by reference herein. In addition, Employee shall not reveal or utilize information, knowledge or data which is confidential as defined in this Agreement and learned during the course of or as a result of Employee’s employment with the Company which relates to: (a) the Company and/or any other business entity in which the Company during the course of the Employee’s employment has directly or indirectly held a greater than 10% equity interest whether voting or non-voting; or (b) the Company’s customers, employees, agents, brokers and vendors. The Employee acknowledges that all such confidential information is commercially valuable and is the property of the Company. Upon the termination of Employee’s employment, Employee shall return all confidential information to the Company, whether it exists in written, electronic, computerized or other form.

17.	For purposes of this Agreement, “confidential information” includes all information, knowledge or data (whether or not a trade secret or protected by laws pertaining to intellectual property) not generally known outside the Company (unless as a result of a breach of any of the obligations imposed by this Agreement) concerning the business and technical information of the Company or other entities as described above. Such information may without limitation include information relating to data, finances, marketing, pricing, profit margins, underwriting, claims, loss control, marketing and business plans, renewals, software, processing, vendors, administrators, customers or prospective customers, products, brokers, agents and employees.

18.	Employee agrees that while Employee is employed by the Company, and for a period of 12 months following Employee’s termination of employment with the Company for any reason, Employee will not employ, offer to employ, engage as a consultant, or form an association with any person who is then an employee of the Company or any Subsidiary or Affiliate of the Company, nor will Employee assist any other person in soliciting for employment or consultation any person who is then an employee of the Company or any Subsidiary or Affiliate of the Company. The restrictions contained in this Paragraph shall not apply to the following: (a) any employee of the Company for whom either the Company’s Chief Executive Officer or the Executive Vice President of HR and Corporate Services provides a waiver of this Paragraph 18 in writing; or (b) any employee of CNA Re who has been given notice of termination of employment by the Company.

19.	Employee agrees that while Employee is employed by the Company, and for a period of 12 months following Employee’s termination of employment with the Company for any reason, Employee will not disturb or attempt to disturb any business relationship or agreement between either the Company or an Affiliate and any other person or entity including but not limited to customers, agents, suppliers, vendors, contractors, employees and business partners.

ASSISTANCE WITH CLAIMS

20.	Employee agrees that, while Employee is employed by Company, and for a reasonable period (not less than 24 months from the date of termination) thereafter, Employee will be available, on a reasonable basis, to assist the Company and its subsidiaries and affiliates in the prosecution or defense of any claims, suits, litigation, arbitrations, investigations or other proceedings, whether pending or threatened (“Claims”) that may be made or threatened by or against the Company or any of its subsidiaries or affiliates. Employee agrees, unless precluded by law, to promptly inform the Company if Employee is requested (i) to testify or otherwise become involved in connection with any Claim against the Company or any subsidiary or affiliate or (ii) to assist or participate in any investigation (whether governmental or private) of the Company or any subsidiary or affiliate or any of their actions, whether or not a lawsuit has been filed against the Company or any of its subsidiaries or affiliates relating thereto. If Employee is required to assist the Company under this Paragraph 20, the Company agrees to provide reasonable compensation to the Employee at an hourly rate computed by dividing Employee’s base salary as of her termination by 2080 hours for such assistance. The Company shall also reimburse Employee or cause the Employee to be reimbursed for any out-of-pocket expenses reasonably incurred by the Employee in complying with this section.

ENFORCEMENT, PRIVACY, MODIFICATION AND CONSTRUCTION

21.	Employee acknowledges that the Company’s customer, employee and business relationships are long-standing, indeed, near permanent and therefore are of great value to the Company. The Employee agrees that neither any of the provisions in this Agreement nor the Company’s enforcement of it alters or will alter Employee’s ability to earn a livelihood for Employee and for Employee’s family and further that both are reasonably necessary to protect the Company’s legitimate business and property interests and relationships, especially those which Employee was responsible for developing or maintaining. Employee agrees that Employee’s actual or threatened breach of the covenants set forth in this Agreement would cause the Company irreparable harm and the Company is entitled to an injunction, in addition to whatever other remedies may be available, to restrain such actual or threatened breach. Employee agrees that if bond is required in order for the Company to obtain such relief, it need only be in a nominal amount and that Employee shall reimburse the Company for all costs of any such suit, including the Company’s reasonable attorneys’ fees. Employee consents to the filing of any such suit against Employee in the state or federal courts located in Illinois or any state in which Employee resides. Employee further agrees that in the event of such suit or any other action arising out of or relating to this Agreement, the parties shall be bound by and the court shall apply the internal laws of the State of Illinois and irrespective of rules regarding choice of law or conflicts of laws.

22.	Except as otherwise required by law, the Company and Employee agree that the existence of, and the terms of, this Agreement shall be confidential, and that the Company and Employee will not disclose any information concerning the existence of, or the terms of, this Agreement to anyone, including but not limited to past, present and future employees of the Company, provided, however, that Employee shall be permitted to disclose the existence and terms of this Agreement to Employee’s own attorney, financial advisor, Employee’s immediate family and AON Corporation.

23.	Employee and the Company agree that this Agreement may not be modified in any way except in a written agreement signed by both Employee and an authorized representative of the Company.

24.	Should any provision of this Agreement be declared or determined to be invalid by any court, agency, department or commission, then at the option of the Company, the validity of the remaining parts shall not be affected thereby and the invalid part shall be deemed not to be a part of this Agreement.

25.	Employee will have up to twenty-one days after receiving this Agreement to sign it. Employee will also have seven days after the date it is signed to change Employee’s mind and revoke this decision. If Employee’s mind does change and Employee wants to revoke the decision, Employee must give written notice to Robert Keith at CNA Plaza, 333 S. Wabash, 31st Floor, Chicago, IL 60685 so that it is received no later than the eighth day after the date it is signed by the Employee.

IN WITNESS WHEREOF, Employee and the Company after carefully reading the provisions of this Agreement, declare that they understand such provisions and willingly accept and agree thereto by executing this Agreement.

/s/ Deborah L. McClenahan	12/15/03

Deborah L. McClenahan	Date

/s/Thomas Ponterelli	12/15/03

for Continental Casualty Company	Date